UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2019

Regional Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35477	57-0847115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

979 Batesville Road, Suite B

Greer, South Carolina 29651

(Address of principal executive offices) (zip code)

(864) 448-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.10 par value	RM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Senior Revolving Credit Facility

On September 20, 2019, Regional Management Corp. (the “Company”) and certain of its subsidiaries entered into a Seventh Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with a syndicate of banks comprised of Wells Fargo Bank, National Association (“Wells Fargo”), Bank of America, N.A., BMO Harris Financing, Inc., First Tennessee Bank National Association, Texas Capital Bank, N.A., Synovus Bank, Axos Bank, and BankUnited, N.A., and Wells Fargo as Agent. The Loan Agreement provides for a senior revolving credit facility of up to $640.0 million, with a borrowing base of up to 85% of secured eligible finance receivables, up to 80% of unsecured eligible finance receivables, and up to 60% of finance receivables constituting eligible delinquent renewals, in each case, subject to adjustment at certain credit quality levels. The Loan Agreement has an accordion provision that allows for the expansion of the senior revolving credit facility to up to $650.0 million. Borrowings under the facility bear interest, payable monthly, at a rate equal to one month LIBOR, with a LIBOR floor of 1.00%, plus a margin of 3.00%, increasing to 3.25% when the availability percentage is less than 10%. The Loan Agreement provides for a process to transition from LIBOR to a new benchmark, if necessary. The Company also pays an unused line fee of 0.65% per annum, payable monthly, when the daily average outstanding balance over a calendar month is less than 30% of the total credit facility. This unused line fee decreases to 0.50% when the daily average outstanding balance is less than 65% and greater than or equal to 30% of the total credit facility, and further decreases to 0.375% when the daily average outstanding balance is equal to or greater than 65% of the total credit facility. The senior revolving credit facility matures on September 20, 2022, and is collateralized by certain of the Company’s assets, including certain of its finance receivables and the equity interests of certain of its subsidiaries.

The Loan Agreement permits the Company to remain party to the existing warehouse facility and securitization transactions to which it was party prior to entering into the Loan Agreement and, subject to certain conditions and limitations, to enter into one or more other asset-backed securitization and warehouse facility transactions secured by contracts of any size or type. The Loan Agreement also contains certain restrictive covenants, including maintenance of specified interest coverage and debt ratios, restrictions on distributions, limitations on other indebtedness, and certain other restrictions. The Loan Agreement contains customary events of default. If an event of default occurs and is continuing, the agent or the lenders holding more than 66-2/3% of the outstanding amount of the commitments and advances under the senior revolving credit facility (excluding defaulting lenders and including certain required lenders in certain circumstances) may accelerate amounts due under the Loan Agreement (except in the case of a bankruptcy or insolvency event of default, in which case such amounts shall automatically become due and payable).

For a complete description of the terms of the Loan Agreement, see Exhibit 10.1. The foregoing description is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Loan Agreement, which is incorporated by reference herein.

The lenders under the Loan Agreement (and their respective subsidiaries or affiliates) have in the past provided and/or may in the future provide investment banking, underwriting, lending, commercial banking, trust, and other advisory services to the Company and its subsidiaries and affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries and affiliates for such services.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Seventh Amended and Restated Loan and Security Agreement, dated September 20, 2019, by and among Regional Management Corp. and certain of its subsidiaries named as borrowers therein, the financial institutions named as lenders therein, and Wells Fargo Bank, National Association, as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regional Management Corp.

Date: September 20, 2019	By:	/s/ Robert W. Beck
Robert W. Beck Executive Vice President and Chief Financial Officer